UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2025

Traws Pharma, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36020	22-3627252
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Penns Trail Newtown, PA 18940
(267) 759-3680

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	TRAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in that Current Report on Form 8-K filed by Traws Pharma, Inc. (the “Company”) with the Securities and Exhange Commission on March 28, 2025, Iain Dukes was appointed as the Company’s Interim Chief Executive Officer, effective as of the close of business on March 31, 2025.

On April 16, 2025, the Company and Dr. Dukes entered into an employment agreement (the “Employment Agreement”), which shall be effective as of April 1, 2025 (the “Effective Date”). The Employment Agreement supersedes and replaces that offer letter previously entered into by and between the Company and Dr. Dukes on April 1, 2024.

The Employment Agreement has an initial term of one year from the Effective Date, unless terminated sooner by Dr. Dukes or the Company, and the term automatically renews for additional one year periods, unless either party provides written notice of termination at least 90 days prior to the end of the applicable term.

The Employment Agreement provides for an initial base salary of $610,000, subject to adjustment upon annual review. Subject to the sole discretion of the Board of Directors of the Company (the “Board”) or compensation committee thereof, Dr. Dukes is eligible for an annual bonus, with a target amount equal to 50% of his base salary (i.e., target bonus), based on the performance of Dr. Dukes and the Company. The annual bonus may be paid in the form of cash, stock options, shares of common stock, or a combination thereof, at the Board’s or compensation committee’s discretion. Dr. Dukes is entitled to participate in all of the Company’s employee benefit plans and programs that are made generally available from time to time to the Company’s executive officers and is entitled to up to four weeks of vacation each year. The Company will reimburse Dr. Dukes for reasonable business expenses.

Pursuant to the Employment Agreement, if Dr. Dukes’ employment is terminated for any reason, the Company will pay to Dr. Dukes or his spouse or estate, as applicable, the balance of his accrued and unpaid salary, unreimbursed expenses, and unused accrued vacation time through the termination date.

Pursuant to the Employment Agreement, if Dr. Dukes’ employment is terminated for any reason prior to the first anniversary of the Effective Date, other than during the 12-month period following a change in control of the Company, Dr. Dukes shall not be entitled to receive any severance payments. If Dr. Dukes’ employment is terminated by us without “cause” or by Dr. Dukes for “good reason” after the first anniversary of the Effective Date, other than during the 12-month period following a change in control of the Company, for each full month of service rendered after the first anniversary of the Effective Date (up to a maximim of 12 months) Dr. Dukes will be entitled to receive one month of severance payments equal to one-twelfth of the sum of (x) his current base salary and (ii) his target bonus, payable in equal monthly installments. If the termination is during the 12-month period following a change in control of the Company, Dr. Dukes will be entitled to receive one and one-half times the sum of (i) his current base salary and (ii) target bonus, payable in a lump sum. Additionally, for each month of service rendered after the first anniversary of the Effective Date (up to a maximum of 12 months), the Company will reimburse Dr. Dukes for one month of the employer’s portion of his medical insurance costs under COBRA if Dr. Dukes’ termination occurs other than during the 12-month period following a change in control of the Company, or for 18 months if Dr. Dukes’ termination occurs during the 12 month-period following a change in control of the Company. In addition, for each month of service rendered after the first anniversary of the Effective Date (up to a maximum of twelve months), one-twelfth of Dr. Dukes’ outstanding unvested equity awards as of the date of such termination willl fully vest as of the date of termination and any accrued, approved and unpaid annual bonus for the year prior to the termination date will be paid. As a condition to receive the forgoing severance benefits, Dr. Dukes must deliver to the Company an effective release and waiver of claims and continue to comply with the confidentiality and inventions assignment covenants set forth in the Employment Agreement.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On April 15, 2025, Dr. Dukes stepped down as Chairman of the Company’s Board), and the Board appointed Jack Stover, an independent director who has served as a member of the Board since 2016, as Chairman. Dr. Dukes will continue to serve as a member of the Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, effective April 1, 2025, by and between Traws Pharma, Inc. and Iain Dukes.
104	Cover Page Interactive Data File (embedded within the inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2025	TRAWS PHARMA, INC.

	By:	/s/ Iain Dukes
Iain Dukes
Interim Chief Executive Officer